Exhibit 3.5

LIMITED LIABILITY COMPANY AGREEMENT
OF
AMC ITD, LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT (the “Agreement”) is made and adopted as of this 31st day of March, 2018, by AMC License Services, LLC, a Kansas limited liability company (the “Member”).

WHEREAS, the Member has caused AMC ITD, LLC (f/k/a AMC ITD, Inc.) (the “Company”) to be converted into a limited liability company under the Kansas Limited Liability Company Act (the “Act”) and wishes to adopt this Agreement as the Limited Liability Company Agreement of the Company.

NOW, THEREFORE, the Member agrees as follows:

ARTICLE I
ORGANIZATION

1.1.                            Formation of the Company. The Member has caused the Company to be formed pursuant to the Act for the purposes set forth in this Agreement. The Member has caused to be filed in the office of the Kansas Secretary of State the Articles of Organization (the “Articles”) to form the Company as a limited liability company under the Act.

1.2.                            Name. The name of the Company is AMC ITD, LLC and all business of the Company shall be conducted under that name, or such other name as shall be approved by the Board (and defined below).

1.3.                            Principal Office. The principal office of the Company shall be located at such place as the Board may determine from time to time.

1.4.                            Registered Office and Registered Agent. The location of the registered office and the name of the resident agent of the Company in the State of Kansas shall be as stated in the Articles, or as otherwise approved and re-designated by the Board.

1.5.                            Purpose. The purpose of the Company is to engage in any lawful act or activity of which limited liability companies may be organized under the Kansas Limited Liability Company Act.

1.6.                            Term. The Company’s duration shall be perpetual, unless it is sooner dissolved and its affairs wound up in accordance with this Agreement.

1.7.                            Powers of Organizer. The powers of the Organizer of the Company, as such person is identified in the Articles of the Company, shall cease upon the execution of this Agreement.

1.8.                            Uncertificated Interest. Unless otherwise determined by the Board, membership interests in the Company will be uncertificated, and any change in a Member’s membership interest will be reflected in the books and records of the Company. In the event the Board elects to issue any instrument representing a membership interest, such certificates shall be in such form as determined from time to time by the Board.

ARTICLE II
CAPITAL CONTRIBUTIONS

2.1.                            Capital Contributions. As of March 31, 2018, the Company was converted from a corporation to a limited liability company under the Act. The Company shall have as its initial capital the net assets which the Company had prior to the conversion. The Member may make such additional contributions to the capital of the Company as determined by the Member from time to time, which shall to be set forth in the books and records of the Company.

2.2.                            Capital Accounts. A capital account (a “Capital Account”) shall be maintained for the Member. The Member’s Capital Account shall be: (a) credited with the amount of cash and the value of other property the Member contributes to the Company and the allocations to the Member of Company income, gain, and credits, and (b) debited with distributions to the Member and allocations to the Member of Company loss and deduction. The foregoing provisions of this Section 2.2 and the other provisions of this Agreement relating to the maintenance of capital accounts shall comply with the Internal Revenue Code of 1986, as amended (the “Code”) and shall be interpreted and applied to give all allocations substantial economic effect. The Member, however, shall not be required to make up any deficit in its Member’s Capital Account upon liquidation or otherwise.

ARTICLE III
ALLOCATIONS AND DISTRIBUTIONS

3.1.                            Allocation of Profits and Losses. The Company’s income, gain, losses, deductions, and credits (and items thereof), for each fiscal year of the Company, shall be allocated to the Member (for both book and tax purposes) as if they were income, gain, losses, deductions, and credits (and items thereof) of the Member.

3.2.                            Distributions. Distributions of available cash shall be in the discretion of the Board.

ARTICLE IV
ACCOUNTING, TAXES, AND BANK ACCOUNTS

4.1.                            Fiscal and Taxable Year. The fiscal year and taxable year of the Company shall be the calendar year, with the first fiscal year of the Company ending on December 31, 2018, unless the Board designates a different fiscal year or taxable year for the Company.

4.2.                            Tax Status. Solely for income tax purposes, the Member hereby recognizes that the Company will be treated as a disregarded entity for Federal income tax purposes.

4.3.                            Books and Records. The books and records of the Company shall be maintained at the Company’s principal office.

4.4.                            Bank Accounts. All funds of the Company shall be deposited in separate bank, money market, or similar account(s) in the Company’s name. Withdrawals therefrom shall be made only by persons authorized by the Board to do so.

ARTICLE V
MANAGEMENT AND CONTROL

5.1.                            Authority of Members. No Member acting in its capacity as a Member shall have any authority to act for, or to assume any obligations or responsibility on behalf of, or to bind any other Member or the Company, and no Member shall represent otherwise except to the extent such Member is authorized by the Manager to act as an agent of the Company.

5.2.                            Board of Managers.

(a)                                 Powers. The business and affairs of the Company shall be managed by or under the direction of a board (the “Board”) of one or more individuals (individually, a “Manager”, and collectively, the “Managers”). The Board shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes of the Company described herein, including all powers, statutory or otherwise, possessed by managers of a limited liability company under the laws of the State of Kansas. Each Manager is hereby designated a “manager” of the Company within the meaning of the Act. Except as otherwise required by law, approval of any action by the Board in accordance with this Agreement shall constitute approval of such action by the Company.

(b)                                 Number, Appointment; Term. The Board shall consist of such number of Managers as may be fixed from time to time by the Member. Initially, the Board shall consist of three Managers: Craig R. Ramsey, John D. McDonald, and Kevin M. Connor. Each Manager shall hold office until a successor is duly elected and qualified or until such Manager’s earlier death, disqualification, resignation or removal

(c)                                  Meetings of the Board. The Board may hold meetings, both regular and special, within or outside the State of Kansas. Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board. Special meetings of the Board may be called by any of the Managers on not less than one day’s notice to each Manager by telephone, facsimile, e-mail or any other means of communication.

(d)                                 Quorum; Acts of the Board. At all meetings of the Board, a majority of the Managers shall constitute a quorum for the transaction of business and, except as otherwise provided in this Agreement, the act of a majority of the Managers present at any meeting at which there is a quorum shall be the act of the Board. If a quorum shall not be present at any meeting of the Board, the Managers present at such meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee, as the case may be.

(e)                                  Electronic Communications. Members of the Board, or any committee designated by the Board, may participate in meetings of the Board, or any committee, by means of telephone conference or similar communications equipment that allows all persons participating in the meeting to hear each other, and such participation in a meeting shall constitute presence in person at the meeting. If all the participants are participating by telephone conference or similar communications equipment, the meeting shall be deemed to be held at the principal place of business of the Company

(f)                                   Committees of the Board. The Board may, by resolution passed by a majority of the whole Board, designate one or more committees, each committee to consist of one or more of the Managers of the Company. The Board may designate one or more Managers as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.

(g)                                  Officers. The Board may, from time to time as it deems advisable, select natural persons who are employees or agents of the Company and designate them as officers of the Company (the “Officers”) and assign titles (including Chief Executive Officer, President, Vice President, Secretary, and Treasurer) to any such person, as listed on Exhibit A hereof. Unless the Board decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Kansas General Corporation Code, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. Without limiting the generality of the foregoing, any officer shall have the right to vote any securities or equity interest of another entity held by the Company. Any delegation pursuant to this Section may be revoked at any time by the Board. An Officer may be removed with or without cause by the Board.

5.3.                            Reimbursement of Expenses; Compensation; Indemnification.

(a)                                 Reimbursement of Expenses. The Managers shall be reimbursed by the Company for all reasonable out-of-pocket expenses properly incurred in connection with the discharge of their obligations under this Agreement or otherwise properly incurred on behalf of the Company.

(b)                                 Liability of Member and Managers. Neither the Managers nor the Member shall be liable, responsible, or accountable, in any event for damages or otherwise, to the Company for any act performed by them with respect to Company matters, except for fraud or willful misconduct.

(c)                                  Indemnification. The Company shall, to the fullest extent permitted by Section 18-108 of the Limited Liability Company Act of the State of Kansas, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said Section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested Members or Managers or otherwise, both as to action in their official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a Member, Manager, Officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(d)                                 Liability. A Member or Manager of the Company shall not be personally liable to the Company for monetary damages for breach of fiduciary duty as a Member or Manager, except to the extent such exemption from liability or limitation thereof is not permitted under the Limited Liability Company Act of the State of Kansas as the same exists or may hereafter be amended. Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a Member or Manager of the Company existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

ARTICLE VI
DISSOLUTION AND TERMINATION

6.1.                            Dissolution Acts. No act, thing, occurrence, event, or circumstance shall cause or result in the dissolution of the Company except that the happening of any one of the following events shall work an immediate dissolution and termination of the Company:

(a)                                 A determination by the Member to dissolve and terminate the Company;

(b)                                 Any event described in the Act causing the Member to cease to be a member of the Company under the terms of the Act, other than a transfer of the membership interest of the Member; or

(c)                                  The entry of a decree of judicial dissolution under the Act.

6.2.                            Distribution of Proceeds on Dissolution; Reserves. Upon the dissolution and termination of the Company, the Member, or its representative, shall act as a liquidator and shall file any necessary notice of winding up pursuant to the Act and shall proceed with the liquidation and termination of the Company as promptly as possible, but in an orderly and businesslike manner, and the proceeds therefrom and any other funds and assets of the Company shall be applied and distributed as follows and in the following order of priority:

(a)                                 First, to the payment of debts and liabilities of the Company (excluding those to the Member) and the expenses of liquidation;

(b)                                 Second, to the payment of debts and liabilities of the Company to the Member;

(c)                                  Third, to the Member.

6.3.                            No Negative Capital Account Restoration. In no event shall the Member be required to contribute capital to restore a negative balance in the Member’s Capital Account upon the liquidation of the Company or at any other time.

ARTICLE VII
MISCELLANEOUS

7.1.                            Nature of Interest in the Company. The Member’s interest in the Company shall be personal property for all purposes.

7.2.                            Creditors. None of the provisions of this Agreement shall be for the benefit of or be enforceable by any creditors of the Company.

7.3.                            Organizational Expenses. The Company shall pay all organizational expenses incurred in connection with the creation and formation of the Company. Such expenses may be paid directly by the Company or may be reimbursed by the Company to the Member.

7.4.                            Severability. In the event any provision of this Agreement is held to be illegal, invalid, or unenforceable to any extent, the legality, validity, and enforceability of the remainder of this Agreement shall not be affected thereby and such remainder shall continue in full force and effect and shall be enforced to the greatest extent permitted by law.

7.5.                            Headings. The headings of the Articles and Sections of this Agreement are for convenience only and shall not be considered in construing or interpreting any of the terms or provisions hereof.

7.6.                            Governing Law. This Agreement and the obligations of the Member and its successors and assigns hereunder shall be interpreted, construed, and enforced in accordance with the laws of the State of Kansas.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Limited Liability Company Agreement as of the date first above written.

AMC License Services, LLC

By:	/s/ Kevin M. Connor
Name: Kevin M. Connor
Title: Senior Vice President, General Counsel & Secretary

[Signature Page to AMC ITD LLCA]

EXHIBIT A
AMC ITD, LLC
OFFICERS

OFFICERS:

Craig R. Ramsey	Executive Vice President and Chief Financial Officer
John D. McDonald	President
Kevin M. Connor	Senior Vice President, General Counsel and Secretary